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                                                                   EXHIBIT 10.24

CONFIDENTIAL                              [Inventa Letterhead]
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October 27, 1997
Edward Leppert
9 Exeter Lane
Belle Mead, NJ 08502

Dear Ed:

As we have discussed, I am happy to offer you a position as Managing Director, Operations with Inventa.

In this position, you will manage Operations for Inventa's first office in the Eastern United States, to be located in New York or Northern New Jersey. You will work closely with our sales organization to develop new business and manage the delivery of booked engagements to achieve high customer satisfaction and Inventa's profitability objectives. As such, you will be responsible for the P&L of the office. Upon joining the company, you will be required to sign a Confidentiality and Proprietary Information Agreement as a condition of employment with Inventa.

Your base starting salary will be $160,000 per year, which will be reviewed based on your performance at least annually. In addition, you will be eligible to receive an annual performance bonus that is based on company and individual performance -- your target bonus percentage is 25% of annual salary. You will be permitted, through December 31, 1998, a draw of $10,000 per year ($833.33 per month) in addition to your base salary, which will be recoverable from your actual annual performance bonus award. You will further be entitled to the complete Inventa benefits package outlined on the attached sheets.

You will also receive, under the terms of the company's Incentive Stock Option Plan, an option to acquire 45,000 shares of Inventa common stock at an exercise price per share equal to the market value as determined by the Board of Directors on the next option grant date -- this option will vest fully over four years of employment with the company. You may also, based on performance and/or added responsibilities, receive additional option grants over time.

In addition, should your employment with Inventa be involuntarily terminated within twelve months of your start date for any reason other than your work performance or conduct, Inventa will provide a severance package consisting of three months' base salary, payable on your termination date. Further, during this twelve month period, should it become necessary to establish a key management severance plan in anticipation of a "change-of-control" in the company, you will be included as a participant in the plan and its terms will supersede the three-month severance provision in this letter.

This offer of employment expires on October 29, 1997 and is contingent upon
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Mr. Edward Leppert                                                        Page 2
October 27, 1997
Confidential
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your availability to start work at Inventa between November 17, 1997 and
November 24, 1997.

Ed, we think we have something special here at Inventa and plan to build it into something great. Doing so will require a lot of hard work. I look forward to having you as part of our team in meeting this challenge.

Sincerely,

/s/ Ashok Santhanam

Ashok Santhanam
President

Inventa Corporation

I accept the terms of employment as offered in the letter above. I understand and agree that my employment with Inventa is at will, and that either the company or I can terminate my employment at any time.

                                      /s/ Edward Leppert
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                                 Date:  10/29/97


                                 Edward Leppert

                                 /s/ Edward Leppert
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